UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gillespie, Theresa E.
   Western Wireless Corporation
   3650 131st Avenue SE
   Bellevue, WA  98006
   USA
2. Issuer Name and Ticker or Trading Symbol
   Western Wireless Corporation
   WWCA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/21/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other
   (specify below)
   Director and Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |8/21/2|P   | |66,163            |A  |$3.1808    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/22/2|P   | |75,739            |A  |$3.2673    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/23/2|P   | |18,000            |A  |$3.8171    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/26/2|P   | |75,154            |A  |$3.9687    |                   |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/27/2|P   | |62,232            |A  |$4.225     |697,288            |I     |By PN Cellular, Inc. (2)   |
                           |002   |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |8/21/2|P   | |44,109            |A  |$3.1808    |                   |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp. (2)                   |
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Class A Common Stock       |8/22/2|P   | |50,493            |A  |$3.2673    |                   |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp. (2)                   |
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Class A Common Stock       |8/23/2|P   | |12,000            |A  |$3.8171    |                   |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp. (2)                   |
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Class A Common Stock       |8/26/2|P   | |50,102            |A  |$3.9687    |                   |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp. (2)                   |
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Class A Common Stock       |8/27/2|P   | |41,488            |A  |$4.225     |448,192            |I     |By Stanton Communications C|
                           |002   |    | |                  |   |           |                   |      |orp. (2)                   |
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Class A Common Stock       |      |    | |                  |   |           |3,718,619          |D     |By Stanton & Gillespie, TIC|
                           |      |    | |                  |   |           |                   |      | (1)                       |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Class B Common Stock  |(3)     |     |    | |           |   |Immed|n/a  |Class A Comm|64,437 |       |64,437      |I  |By trust    |
                      |        |     |    | |           |   |.    |     |on Stock    |       |       |            |   |            |
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Class B Common Stock  |(3)     |     |    | |           |   |Immed|n/a  |Class A Comm|1,686,0|       |1,686,069   |I  |By PN Cellul|
                      |        |     |    | |           |   |.    |     |on Stock    |69     |       |            |   |ar, Inc.(2) |
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Class B Common Stock  |(3)     |     |    | |           |   |Immed|n/a  |Class A Comm|1,274,5|       |1,274,519   |I  |By Stanton C|
                      |        |     |    | |           |   |.    |     |on Stock    |19     |       |            |   |ommunication|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |s Corp.(2)  |
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Class B Common Stock  |(3)     |     |    | |           |   |Immed|n/a  |Class A Comm|3,025,6|       |3,025,668   |D  |By Stanton &|
                      |        |     |    | |           |   |.    |     |on Stock    |68     |       |            |   | Gillespie T|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |IC (1)      |
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Stock Option - Right t|$8.125  |     |    | |           |   |(4)  |1/1/2|Class A Comm|534    |       |534         |I  |By Spouse   |
o Buy                 |        |     |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$9.95   |     |    | |           |   |(5)  |12/31|Class A Comm|801    |       |801         |I  |By Spouse   |
o Buy                 |        |     |    | |           |   |     |/2009|on Stock    |       |       |            |   |            |
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Stock Option - Right t|$8.125  |     |    | |           |   |(6)  |1/1/2|Class A Comm|64,155 |       |64,155      |D  |            |
o Buy                 |        |     |    | |           |   |     |008  |on Stock    |       |       |            |   |            |
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Stock Option - Right t|$9.946  |     |    | |           |   |(7)  |1/1/2|Class A Comm|85,540 |       |85,540      |D  |            |
o Buy                 |        |     |    | |           |   |     |009  |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Shares held jointly by John W. Stanton and Theresa E. Gillespie as Tenants in Common.
(2) PN Cellular, Inc. and Stanton Communications Corporation are substantially owned and controlled by Mr. Stanton and Ms. Gillespie.
(3) Shares of Class B Common Stock are convertible on a one-for-one basis, subject to the Issuer's charter, into shares of Class A Common Stock.
(4) 534 options vest in two equal, annual increments beginning January 1,
2001.
(5) 801 options vest in three equal, annual increments beginning January 1,
2001.
(6) 64,155 options vest in three equal, annual increments beginning January 1, 2000.
(7) 85,540 options vest in four equal, annual increments beginning January 1, 2000.
40
SIGNATURE OF REPORTING PERSON
/s/ Theresa E. Gillespie
DATE
September 9, 2002